Exhibit 99.1

Contacts:
S. Olav Carlsen	Kristine Mozes
PortalPlayer, Inc.	Mozes Communications LLC
(408) 521-7000	(781) 652-8875

PortalPlayer, Inc. Reports Record Revenue and Record Net Income in Q4 2005

Revenue Increases From $93 Million in FY04 to Record $225 Million in FY05

SAN JOSE, Calif. – January 26, 2006 – PortalPlayer, Inc. (NASDAQ: PLAY), a leading supplier of semiconductor, firmware and software solutions for personal media players and secondary display-enabled notebook computers, today announced financial results for the fourth quarter and fiscal year ended December 31, 2005.

Net revenue for the fourth quarter of 2005 was $78.2 million, up 35 percent from $57.9 million in the third quarter of 2005 and up 75 percent from the $44.7 million in the fourth quarter of 2004. GAAP net income for the fourth quarter of 2005 was $23.8 million, or $0.92 per diluted share, based on 25.8 million weighted average shares outstanding. This included $664,000 of stock-based compensation charges and also a benefit of $8.6 million related to the release of a portion of the valuation allowance against deferred tax assets. Excluding both of these effects, non-GAAP net income was $15.9 million, or $0.62 per diluted share.

GAAP net income in the third quarter of 2005 was $10.3 million, or $0.40 per diluted share, based on 25.5 million weighted average shares outstanding. GAAP net income in the fourth quarter of 2004 was $10.5 million, or $0.50 per diluted share, based on 21.1 million weighted average shares outstanding. On a non-GAAP basis, which excludes stock-based compensation charges, net income for the third quarter was $11.0 million, or $0.43 per diluted share, and non-GAAP net income for the fourth quarter of 2004 was $11.2 million, or $0.53 per diluted share.

Fiscal 2005

Net revenue for fiscal 2005 was $225.2 million, up 143 percent from $92.6 million for fiscal 2004. Net income for fiscal 2005 was $48.2 million, or $1.90 per diluted share, based on 25.4 million weighted average shares outstanding. This compares with a net income of $10.4 million, or $0.57 per share, based on 18.1 million weighted average shares outstanding in fiscal 2004. Non-GAAP net income for fiscal 2005 was $41.8 million, or $1.65 per diluted share, excluding stock-based compensation charges as well as the fourth quarter tax benefit mentioned above. This compares with a non-GAAP net income of $16.2 million, or $0.89 per share in fiscal 2004.

“2005 was an outstanding year for PortalPlayer,” said Gary Johnson, president and chief executive officer of PortalPlayer. “We had record annual revenue growth, increasing from $93 million in 2004 to $225 million in 2005, and we increased profitability substantially year-over-year. The fourth quarter was another record revenue quarter for us, with impressive shipment activity throughout the entire quarter, including the last three weeks, which we recognize as deferred revenue. In addition, we made significant strides in advancing our technology. During the year, we introduced innovative new technologies such as our PP5022 family, which tripled battery life for media players, and the PP5024, our first fully integrated system-in-package. As a result of these devices, we extended our leadership position in the personal media player market to now also include feature-rich flash-based players, in addition to hard drive-based players, and successfully launched our new PortalPlayer Preface technology for a major new market – personal media displays.

“We expect 2006 to be another year of significant growth for the feature-rich segment of the personal media player market. In addition, we expect our new PortalPlayer Preface technology to help us diversify our customer and revenue base in 2006 and beyond,” said Mr. Johnson.

Highlights

•	At the Consumer Electronics Show in January, PortalPlayer introduced the Preface™ technology platform, its new core technology to address a major new market segment, personal media displays. Microsoft and PortalPlayer worked together to integrate the Preface technology with a flexible new feature set in Microsoft Windows Vista called Windows SideShow to enable notebook users to have instant access to data, music, and photos without opening the unit, booting the system and loading the needed application. With the Preface technology’s ultra low power processing subsystem, users can access their data for hours even after the battery runs too low for the notebook to operate. The company has cooperated with Atrua, Authentec and Synaptics to enable advanced user interfaces in personal media displays.

•	Continuing PortalPlayer’s success with its FeatureFlash™ platform, SanDisk recently announced the Sansa e200 Series of personal media players that use PortalPlayer’s 5024 device.

•	PortalPlayer’s PP5022 device was chosen by Philips for its hard drive-based GoGear 6330 and 1630 media players.

•	The company announced that it had licensed Sun Microsystems’ Java™ Platform, Micro Edition (Java ME) technologies to be included in PortalPlayer’s personal media player platforms that are expected to be released in the first half of 2006. This enables PortalPlayer customers to add Java applications such as games and productivity tools to next-generation personal media players.

•	The Sirius S50, which uses PortalPlayer’s technology, is a CES Innovations 2006 Awards Honoree in the portable audio category.

•	PortalPlayer named Tomas Isaksson, Robert Gunst and Professor William Dally to its board of directors. Mr. Isaksson is a veteran of the wireless industry. Mr. Gunst has extensive experience in the consumer electronics retailing industry. Prof. Dally is the Chairman of the Department of Computer Science at Stanford University.

Current Financial Outlook for First Quarter 2006

The following outlook statements are based upon current expectations. These statements are forward-looking, and actual results could differ materially.

The company expects revenue to be in the range of $70 million to $80 million. Operating expenses are expected to be approximately $18.2 million. The effective tax rate for the first quarter is expected to be about 35 percent. GAAP net income per diluted share for the first quarter is expected to be in the range of $0.28 to $0.38, based on approximately 26.5 million weighted average shares outstanding. Stock-based compensation charges, in accordance to SFAS 123R, are expected to be about $1.8 million net of tax. Non-GAAP net income, excluding these stock-based compensation charges, is expected to be in the range of $0.35 to $0.45.

Conference Call

The company will hold a conference call at 2:30 pm Pacific Time today, January 26, 2006, to discuss the fourth quarter and 2005 year end financial results. To participate, please dial (913) 981-5533 at approximately 2:20 pm PT. A live webcast of the conference call will be available via the investor relations page of the company’s website at www.portalplayer.com. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. A recording of the conference call will be available for one week, starting one hour after the completion of the call, until February 2, 2006. The phone number to access the recording is (719) 457-0820, and the passcode is 8165640. An archived webcast replay will be available on the web site for 12 months.

Non-GAAP Financial Measures

This press release includes financial measures for earnings per share and net income for our results for the fourth quarter and fiscal year of 2005 that have not been calculated in accordance with generally accepted accounting principles (GAAP). These differ from GAAP in that they exclude stock-based compensation charges as well as the fourth quarter tax benefit mentioned above. PortalPlayer believes that providing these non-GAAP financial measurements is useful to its investors because they provide a consistent basis for comparison of the company’s financial condition and results of operations between quarters, which comparison is not influenced by stock-based charges and one time tax benefits. The presentation of this additional information is not meant to be considered in isolation or as a substitute for earnings per share or net income calculated in accordance with GAAP. A reconciliation of these GAAP and non-GAAP financial measures is included in the attached tables.

About PortalPlayer

PortalPlayer develops semiconductor, firmware and software platforms for portable multimedia products such as personal media players and secondary display enabled notebook computers. PortalPlayer products empower consumers to quickly and easily manage, enjoy and have access to multimedia content and other forms of information. PortalPlayer is headquartered in San Jose, Calif., with offices in Kirkland, Wash., Taipei, Taiwan and Hyderabad, India. For more information, visit www.portalplayer.com.

Safe Harbor Statement

Except for the historical information contained herein, the statements in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements as to the expected growth of the feature-rich segment of the personal media player market, the benefits of our new PortalPlayer Preface technology, the diversity of our future customer and revenue base, launch and availability of Windows Vista and Windows SideShow, the availability of notebook computers with our Preface technology platform, benefits of integrating our Preface technology platform functionality in notebook computers, the launch of future company products incorporating the Java technology and the broadening our product offering, and expected growth and diversification in 2006, expectations regarding future financial results, including revenue, net income, operating expenses, tax rates, weighted average shares outstanding, and stock-based compensation expense, and the benefits of providing non-GAAP financial measures. Words such as “intends,” “expect,” “believe,” “anticipates,” “going forward”, “plans,” “will”, “prepare,” “increases,” “could” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed in these statements. These risks and uncertainties include, but are not limited to, the growth of the market for personal media players, cancellation or reduction of orders, component shortages, successful development of new platforms and other products, market acceptance of our products and technologies, delays in product introductions, product defects, decreases in average selling prices, impact of technological advances, our ability to compete and other risks detailed in our SEC filings, including our Form 10-Q for the quarter ended September 30, 2005. These forward-looking statements speak only as of the date hereof. PortalPlayer disclaims any intent or obligation to update these forward-looking statements.

PortalPlayer and the PortalPlayer logo are trademarks of PortalPlayer, Inc. All other trademarks or registered trademarks are the property of their respective owners.

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PORTALPLAYER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenue	$78,248	$44,724	$225,189	$92,563
Cost of revenue	42,064	25,307	124,343	53,743

Gross profit	36,184	19,417	100,846	38,820

Operating expenses:
Research and development	12,746	5,327	36,234	14,823
Selling, general and administrative	6,006	2,795	16,413	7,605
Stock-based compensation	664	735	2,217	5,797

Total operating expenses	19,416	8,857	54,864	28,225

Operating income	16,768	10,560	45,982	10,595
Interest and other income, net	1,633	263	4,975	269

Income before income taxes	18,401	10,823	50,957	10,864
Provision (benefit) for income taxes	(5,409)	309	2,730	481

Net income	$23,810	$10,514	$48,227	$10,383

Basic net income per share	$1.00	$0.85	$2.06	$2.46

Diluted net income per share	$0.92	$0.50	$1.90	$0.57

Shares used in computing basic and non-GAAP basic net income per share	23,801	12,382	23,424	4,224

Shares used in computing diluted and non-GAAP diluted net income per share	25,755	21,105	25,358	18,128

Non-GAAP net income (1)	$15,872	$11,249	$41,842	$16,180

Non-GAAP basic net income per share (1)	$0.67	$0.91	$1.79	$3.83

Non-GAAP diluted net income per share (1)	$0.62	$0.53	$1.65	$0.89

	Reconciliation of GAAP Net Income to Non-GAAP Net Income
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
GAAP net income	$23,810	$10,514	$48,227	$10,383
Stock-based compensation	664	735	2,217	5,797
Net benefit from release of tax valuation allowance	(8,602)	—	(8,602)	—

Non-GAAP net income	$15,872	$11,249	$41,842	$16,180

(1)	To supplement our consolidated financial statements presented in accordance with GAAP, we have shown above a non-GAAP measure of net income, which is adjusted from results based on GAAP to exclude stock-based compensation and net benefit from the release of the tax valuation allowance. This non-GAAP measure is provided to enhance the user’s overall understanding of our historical financial performance. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding stock-based compensation expenses and net benefit from the release of the tax valuation allowance.

PORTALPLAYER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$48,074	$58,892
Short-term investments	131,435	64,708
Accounts receivable, net	46,678	20,080
Inventory, net	7,212	1,762
Deferred tax assets	3,577	—
Prepaid expenses and other current assets	4,862	1,872

Total current assets	241,838	147,314
Property and equipment, net	3,766	661
Deferred tax assets	5,025	—
Other assets	1,497	521

Total assets	$252,126	$148,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current liabilities:
Accounts payable	$29,352	$1,290
Accrued liabilities	12,083	4,195
Deferred income	10,850	4,024
Deferred rent	5	55
Income taxes payable	2,047	479

Total current liabilities	54,337	10,043
Deferred rent, long-term	331	5

Total liabilities	54,668	10,048

Stockholders’ equity:
Common stock	219,446	205,468
Deferred stock-based compensation	(7,767)	(4,799)
Accumulated other comprehensive loss	(264)	(37)
Accumulated deficit	(13,957)	(62,184)

Total stockholders’ equity	197,458	138,448

Total liabilities and stockholders’ equity	$252,126	$148,496